Non-Employee Director Compensation Policy for
Cellular Dynamics International, Inc.

(Adopted May 7, 2013, effective for Director service as of January 1, 2013)

1.	Definitions
Unless the context otherwise requires, the following terms shall have the meanings set forth below:

(a)	“Director” shall mean each non-employee director member of the Board of Directors.

(b)	“Equity Plan” shall mean the 2013 Equity Incentive Plan of Cellular Dynamics International, Inc.

(c)	“IPO Date” shall mean the date that the initial public offering of the Company’s Shares occurs.
Any capitalized terms used below which are not otherwise defined above will have the meanings assigned to them in the Equity Plan.

2.	Cash Retainer.
Except as otherwise provided by Board resolution at the time of the adoption of this policy or in advance of a Director’s term of service, each individual serving as a Director shall be entitled to receive an annual cash retainer of $40,000 per year during his or her service as a Director. The cash retainer shall be paid to the Director in four quarterly installments, paid at the end of each calendar quarter (or the first business day thereafter) in arrears, beginning following the IPO Date. Payments for a Director’s service during a partial calendar quarter shall be prorated. The first payment for 2013 shall occur on the last day of the first calendar quarter which includes the IPO Date and shall include payment for any full or partial calendar quarter served by the Director since January 1, 2013. Each individual serving as a Director shall also be entitled to receive an additional cash retainer for serving on a committee of the Board of Directors as follows: $7,500 per year for Audit Committee or Compensation Committee, and $4,000 for Nominating and Governance Committee. Further, for each Director who serves as the Chairperson for a committee of the Board of Directors shall, in lieu of the fee in the immediately preceding sentence, be entitled to a cash retainer as follows: $25,000 per year for Audit Committee or Compensation Committee, and $15,000 per year for the Nominating and Governance Committee. The cash retainers for committee service and for committee chairpersons shall be paid to the Directors at the same time and on the same basis as the regular annual cash retainer for Directors.

3.Annual Grant of Stock Options.
(a) After the IPO Date, except as otherwise provided by Board resolution in advance of the grant date, each individual serving as a Director on the date of the Company’s annual meeting shall be granted on that annual meeting date, automatically and specifically without further action of the Board of Directors, an Option to purchase 75,000 Shares. For the first option grant in 2013 under this Policy, on the IPO Date, except as otherwise provided by Board resolution in advance of the grant date, each individual serving as a Director on the IPO Date shall be granted, automatically and specifically without further action of the Board of Directors, an Option to purchase a number of Shares equal to (x) 75,000, multiplied by (y) a fraction, the numerator of which is (1) the number of days during which the Director has served as a Director between January 1, 2013 and the IPO Date, plus (2) the number of days between the IPO Date and the estimated date of the Company’s next annual meeting, and the denominator of which is 365 (rounded to the nearest whole share). Any Option granted under this Paragraph 3(a) shall vest over a one-year period in twelve equal monthly installments on each monthly anniversary of the date of grant.
(b) After the IPO Date, except as otherwise provided by Board resolution in advance of the grant date, for any individual becoming a Director on a date other than the Company’s annual meeting date, such Director shall be granted, automatically and specifically without further action of the Board of Directors, an Option to purchase a number of Shares equal to (i) 75,000, multiplied by (ii) a fraction, the numerator of which is the number of days between the date the Director becomes a Director and the estimated date of the Company’s next annual meeting – and the denominator of which is 365 (rounded to the nearest whole share). The date of grant of such Option shall be the date the Director becomes a Director. Such an Option shall vest in equal monthly installments on the last day of each month starting with the month of grant and ending with the month immediately prior to the Company’s next annual meeting.
(c) Options granted under paragraph 3(a) and 3(b) above will not vest if the Director is no longer a member of the Board of Directors on the vesting date, and any Options held by a Director which remain unvested at the time the Director ceases to be a member of the Board of Directors shall be forfeited.
(d) Options granted under paragraph 3(a) and 3(b) above will remain exercisable until the earlier of: (i) three (3) years after a Director ceases to be a member of the Board of Directors; or (ii) the original expiration date of the Option.

4.	Application of Plan.
Except as otherwise provided in this Non-Employee Director Compensation Policy, the Equity Plan shall apply to any Options granted pursuant to this Policy.
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